                                                                      Exhibit 99

                           [LETTERHEAD OF IMAGEMAX]


                    IMAGEMAX ANNOUNCES THIRD QUARTER RESULTS

     Fort Washington, PA, November 7, 2001 - ImageMax, Inc. (OTCBB: IMAG) today announced results for the quarter and nine months ended September 30, 2001. Revenues, operating loss, and net loss amounted to $10.6 million, $0.2 million, and $0.6 million or $0.09 per share, respectively, for the quarter ended September 30, 2001, compared to $14.0 million, operating income of $0.4 million, and net loss of $0.1 million or $0.02 per share in the third quarter of 2000.

     Revenues, operating income, and net loss amounted to $36.2 million, $0.1 million, and $1.2 million or $0.17 per share, respectively, for the nine months ended September 30, 2001, compared to $44.7 million, $2.4 million, and net income of $0.7 million or $0.11 per share in the first nine months of 2000.

     Earnings before interest, taxes, depreciation, and amortization ("EBITDA") and interest coverage (EBITDA divided by interest expense), respectively, were $0.7 million and 1.9 for the quarter ended September 30, 2001, $1.4 million and
2.6 for the quarter ended September 30, 2000, and $4.2 million and 2.4 for the trailing 12 month period from October 1, 2000 to September 30, 2001. EBITDA and interest coverage, respectively, were $2.9 million and 2.3 for the nine months ended September 30, 2001, and $5.3 million and 3.2 for the nine months ended September 30, 2000. The ratio of debt to equity was 41% as of September 30, 2001 as compared to 47% as of December 31, 2000 and September 30, 2000.

     Mark P. Glassman, Chief Executive Officer, commented, "In the third quarter, we continued to make considerable progress under our Strategic Plan. Our declining revenue trend is a result of the extensive changes undertaken during the past 12 months, most notably a transition towards digital based services in order to satisfy customer needs and to redirect certain operations from declining analog business. This transition necessitated a number of changes in sales and delivery methods, including a substantial turnover of the sales force that has occurred since April. These efforts have yielded an expanded knowledge base, enhanced products and services, and a national delivery model that we believe positions ImageMax as a uniquely qualified nationwide provider of document management solutions.

     "As we move forward, the Company has a significant pipeline that includes an array of data capture, software, and ASP based services (via ImageMaxOnline) encompassing a number of applications and vertical markets. Our ability to deliver a complete solution - from data capture to workflow to online retrieval
- is an important differentiator in the marketplace, particularly as more companies focus on core competencies and seek strategic outsourcing partnerships in governing day-to-day document management activities. During the next six months, we believe that the recent widespread changes within our sales force will take full effect and allow the Company to capitalize on this momentum as we plan for revenue and profitability growth in 2002.

     "We are also excited at the opportunities around the release of our ScanTRAX(TM) 4.0 capture software scheduled for the first quarter of 2002. This software will complement an established and reliable product in ScanTRAX Retrieval(TM), providing a cost effective means of converting and retrieving documents. The Company intends to expand the marketing and distribution of these products within service bureau and reseller channels, as well as to standardize internal production facilities, which we believe will yield long-term efficiencies.

     "Operationally, we have closely managed production costs and administrative expenditures. Gross margin percentage has improved in connection with our transition towards digital based services and efforts to maximize analog results. Our ability to maintain or improve performance in these areas has been central to generating operating cash flows used to de-leverage the Company. Operating cash flows also continue to support sizeable investments in sales and marketing, which includes revamping the sales force (principally in order to sell a complete range of digital based services) and expenditures relating to sales automation tools, formal training programs, telemarketing, and trade shows. Also, we have substantially completed the transformation of our organization and management structure that began in 2000 that emphasizes our objective to serve a broad spectrum of customers seamlessly and on a national scale."

     David B. Walls, Chief Financial Officer, added, "From a finance perspective, although we incurred a technical default under our senior credit agreement as of September 30 (relating to EBITDA and net worth covenants), we funded all required debt service in the quarter through operating cash flows.
In addition, we expect to further reduce our senior debt by $950,000 in the fourth quarter, which includes $400,000 in proceeds received from the sale of a non-strategic box storage unit in October. Moreover, we have maintained a positive working relationship with our lenders and anticipate revising the terms of the senior credit agreement prior to the end of 2001, which the Company views as favorable."

     ImageMax is a leading provider of document management services and products that enable clients to more efficiently capture, index, and retrieve documents across a variety of media, including the Internet. The Company operates from 30 facilities across the country.

     Statements in this press release which are not historical fact, such as the Company's strategic plan, ability of the Company to establish customer relationships, customer prospects, new product opportunities, invest in sales, marketing, distribution, personnel, and capital, manage costs, reduce interest expense, make debt payments, and the Company's future operating results and cash flows, are forward-looking statements that involve risk and uncertainty, including those set forth in "Business-Risk Factors" in ImageMax' 2000 Annual Report on Form 10-K and other ImageMax filings with the Securities and Exchange Commission, and risks associated with the results of the continuing operations of ImageMax. Accordingly, there is no assurance that the results in the forward-looking statements will be achieved.
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                                ImageMax, Inc.
                Condensed Consolidated Statement of Operations
                                   Unaudited
                     (in thousands except per share data)


                                           Three months ended             Nine months ended
                                              September 30,                 September 30,
                                              -------------                 -------------
                                           2001           2000          2001            2000
                                           ----           ----          ----            ----
Revenues                                $   10,613    $    13,974    $     36,192    $    44,670

Cost of revenues                             6,805          9,236          23,158         28,693
                                        ----------    -----------    ------------    -----------

Gross profit                                 3,808          4,738          13,034         15,977
Selling and administrative
 expenses                                    3,502          3,839          11,412         12,129
Amortization                                   506            505           1,517          1,428
                                        ----------    -----------    ------------    -----------

Operating income (loss)                       (200)           394             105          2,420
Interest expense                               380            532           1,255          1,672
                                        ----------    -----------    ------------    -----------

Net income (loss)                       $     (580)   $      (138)   $     (1,150)   $       748
                                        ==========    ============   =============   ===========

Basic and diluted
  income (loss) per share               $    (0.09)   $     (0.02)   $      (0.17)   $      0.11
                                        ==========    ===========    ============    ===========

Shares used in computing
  basic income (loss) per share              6,733          6,661           6,711          6,648
                                        ==========    ===========    ============    ===========

Shares used in computing
  diluted income (loss) per share            6,733          6,661           6,711          6,652
                                        ==========    ===========    ============    ===========

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                                ImageMax, Inc.
                              Balance Sheet Data
                     (in thousands except per share data)


                                               Unaudited            Audited
                                             September 30,        December 31,
                                                 2001                2000
                                                 ----                ----


Cash and cash equivalents                      $    595             $ 2,248
Working capital (deficit)                        (1,257)                209
Intangible assets                                41,367              42,689
Total assets                                     57,240              62,960
Total debt                                       14,884              17,364
Shareholders' equity                             35,975              37,093